Exhibit 99.2

HighPoint Resources Announces Prepackaged Plan Confirmed By Court

DENVER, March 18, 2021—(GLOBE NEWSWIRE)—HighPoint Resources Corporation (NYSE: HPR) (“HighPoint” or the “Company”) today announced that on March 18, 2021, the United States Bankruptcy Court for the District of Delaware confirmed the Company’s previously announced prepackaged plan of reorganization (the “Prepackaged Plan”) and entered a written order to this effect. The Prepackaged Plan implements the merger and restructuring transactions pursuant to the Agreement and Plan of Merger, dated as of November 9, 2020, by and among Bonanza Creek Energy, Inc. (“Bonanza Creek”), HighPoint and Boron Merger Sub, Inc. (the “Merger Agreement”), and the Transaction Support Agreement, dated as of November 9, 2020, by and among HighPoint, HighPoint Operating Corporation, Fifth Pocket Production, LLC, certain consenting holders of HighPoint Operating Corporation’s 7.0% Senior Notes due October 15, 2022 and 8.75% Senior Notes due June 15, 2025, and certain consenting HighPoint stockholders (the “TSA”). The consummation of the Prepackaged Plan will be subject to the conditions set forth in the Prepackaged Plan, the Merger Agreement, the TSA and related transaction documents. HighPoint and Bonanza Creek will announce within a few days the expected timing of their closing.

Additional information regarding the Prepackaged Plan, including Court filings, is available at https://dm.epiq11.com/highpoint. Questions should be directed to the Company’s claims agent, Epiq Corporate Restructuring, by email to highpointinfo@epiqglobal.com or by phone at 855-914-4726 (toll free) or 503-520-4495 (international toll).

Advisors

Kirkland & Ellis LLP is serving as legal advisor, Tudor, Pickering, Holt & Co. / Perella Weinberg Partners are serving as financial advisor, and AlixPartners, LLP is serving as restructuring advisor to HighPoint. Evercore is serving as financial advisor and Vinson & Elkins LLP is serving as legal advisor to Bonanza Creek. Akin Gump LLP is serving as legal advisor to an informal group of HighPoint noteholders that have signed the TSA. J.P. Morgan Securities LLC also served as an advisor to HighPoint.

About HighPoint Resources Corporation

HighPoint Resources Corporation (NYSE: HPR) is a Denver, Colorado based company focused on the development of oil and natural gas assets located in the Denver-Julesburg Basin of Colorado. Additional information about HighPoint may be found on its website at www.hpres.com.

Company contact:

Larry C. Busnardo

Vice President, Investor Relations

303-312-8514